Exhibit 23.3

CONSENT OF INDEPENDENT EXPERTS

March 21, 2011

The Board of Directors

SunCoke Energy, Inc.

Marshall Miller & Associates, Inc., hereby consents to the references to our firm in the form and context in which they appear in the Form S-1 Registration Statement (the “Form S-1”), including under the heading “Experts”. We hereby further consent to the use of information contained in our report, dated as of February 16, 2011 setting forth the estimates of Jewell Smokeless Coal Corp.’s proven and probable coal reserves in the Form S-1, and in our report, dated as of March 8, 2011, setting forth the estimates of Harold Keene Coal Company’s proven and probable coal reserves in the Form S-1.

Marshall Miller & Associates, Inc.

By: /s/ Peter Lawson
Name: Peter Lawson
Title: Executive Vice President